Exhibit 99.1

ION Acquisition Corp 2 Ltd. Announces Separate Trading of its Class A Ordinary Shares and Warrants, Commencing April 5, 2021

April 1, 2021 – New York, NY – ION Acquisition Corp 2 Ltd. (NYSE: IACB.U) (the “Company”) today announced that holders of the Company’s units sold in its initial public offering may elect to separately trade the Class A ordinary shares and warrants included in its units commencing on or about April 5, 2021.

The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the symbols “IACB” and “IACB WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “IACB.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Registration statements relating to these securities became effective on February 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, by telephone: 866-471-2526 or email: prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, New York 10014.

About the Company

The Company is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on the rapidly growing universe of Israeli companies and entrepreneurs that apply technology and innovation to everyday lives. The Company is sponsored by ION Holdings 2, LP, an affiliate of ION Asset Management Ltd.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

ION Acquisition Corp 2 Ltd.

Avrom Gilbert

avrom@ion-am.com